UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2009 (April 17, 2009)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

On April 17, 2009, the Board of Directors of U.S. Energy Corp. (the “Company”) approved employment agreements with the four executive officers (Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer, and Steven R. Youngbauer).  Each agreement has a term of three years, and is renewable thereafter for another term of the same duration.  Base annual base compensation will be paid in the following amounts for 2009 (pro rated for the balance of the year): $240,510 to Keith G. Larsen; $233,000 to Mark J. Larsen; $227,510 to Mr. Lorimer; and $169,000 to Mr. Youngbauer.  Annual base compensation thereafter may be changed annually upon recommendation of the Compensation Committee and approval by the full Board.

Beginning in 2009, and each year thereafter so long as the employment agreement is in effect, each of the executives will be entitled to earn an annual cash performance award of not more than 100% of base compensation, based upon a combination of (i) the Company attaining financial goals (stock price appreciation (using a 200 day moving average), increases in the return on equity and earnings per share over the prior year, and adjusted cash flow from operations); and (ii) attaining other Company-level goals and individual goals.  The Company-level goals are not quantified by numbers or percentages, and the determination of whether the goals have been attained will be in the discretion of the Compensation Committee.  The extent to which the executives are paid the performance award (up to the 100% ceiling) may vary from one individual to another.  All other Company employees are entitled to earn a performance award in amounts ranging from 33% to 50% of their annual base compensation, depending on their ranking by base compensation.  In addition, the distribution of the total award percentage between executive and non-executive tiers of employees will be determined by the Compensation Committee.  The percentage weight assigned to each of the factors considered in computing the annual award will be evaluated and modified each year by the Board of Directors upon the recommendation of the Compensation Committee.

Except for awards which may be paid for extraordinary individual performance (see below), no awards will be paid to any employees (including executives) unless the Company records adjusted cash flow from operations.

If the Company does not record adjusted cash flow from operations, the Board of Directors may still pay awards to one or more individuals at the executive or non-executive level, for extraordinary service beyond the goals identified in the employment agreements.  In particular circumstances, this award could exceed 100% of an individual’s base compensation.

Eligibility for all awards will be determined each year as soon as practicable after the Company files its Annual Report on Form 10-K.  The first such awards will be determined in 2010, based upon achievements in 2009.

If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay him a lump sum equal to (i) 300% of the annual base compensation then in effect (200% in the case of Mr. Youngbauer), plus (ii) equity in all vested options based on market price of the Company’s common stock at termination date.

The executives’ right to participation in the Company’s other compensation arrangements are not affected by the employment agreements.

The foregoing summary is qualified by reference to the text of each agreement, which are attached as exhibits to this report.

On April 17, 2009, the Compensation Committee recommended and the Board of Directors approved payment by the Company of cash bonuses to the executives in the amounts of $25,000 to Keith G. Larsen; $70,000 to Mark J. Larsen; $25,000 to Robert Scott Lorimer; and $25,000 to Steven R. Youngbauer.  These bonuses were awarded for extraordinary services to the Company from May 2007 through April 16, 2009, and before the date of entry into the executive employment agreements.  These bonuses will not be taken into account in determining any payments to be made under the executive employment agreements.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 17, 2009, the Board of Directors of the Company adopted and approved, effective immediately, an amendment to Section 2 of Article III of the Company’s Bylaws, to limit service of the independent directors to two terms.  If recommended by the Chairman of the Board and approved by the full Board, an independent director may serve one additional term.  The foregoing description of the amendment is qualified by reference to the text of the amendment, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference. The Company’s complete Bylaws, as amended and restated, are attached as Exhibit 3.2.

Item 9.01

Financial Statements and Exhibits

Exhibit 3.1                           Amendment to Bylaws as of April 17, 2009 (amendment shown in bold face)

Exhibit 3.2                           Complete text of Bylaws, as amended and restated, as of April 17, 2009

Exhibit 10.1                           Executive Employment Agreement (Keith G. Larsen)

Exhibit 10.2                           Executive Employment Agreement (Mark G. Larsen)

Exhibit 10.3                           Executive Employment Agreement (Robert Scott Lorimer)

Exhibit 10.4                           Executive Employment Agreement (Steven R. Youngbauer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: April 21, 2009	By:	/s/ Mark J. Larsen
Mark J. Larsen, President